The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-79813 and 333-105717
(SUBJECT TO COMPLETION, ISSUED OCTOBER 28, 2003)

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 28, 2003)

              Shares

              % Series F Cumulative Redeemable Preferred Shares
(Liquidation Preference $25.00 per share)

      The Series F Preferred Shares will not be redeemable before November      , 2008. Beginning November      , 2008, we may redeem Series F Preferred Shares at $25 per share plus accrued distributions. Distributions on the Series F Preferred Shares will be cumulative from the date of issuance and are payable quarterly, starting December 31, 2003.

      We will apply to list the Series F Preferred Shares on the New York Stock Exchange and expect that trading will commence within 30 days after the initial delivery of the Series F Preferred Shares.

       Investing in the Series F Preferred Shares involves risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

PRICE $25 A SHARE

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	ProLogis

Per Share	$	$	$
Total	$	$	$

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We have granted to the underwriters the right to purchase up to an additional                     Series F Preferred Shares to cover overallotments.

      The underwriters expect to deliver the Series F Preferred Shares to purchasers on November      , 2003.

Joint Book-Running Managers

Citigroup	Wachovia Securities

Morgan Stanley

Banc of America Securities LLC

Banc One Capital Markets, Inc.

Bear, Stearns & Co. Inc.

JPMorgan

SG Cowen

October      , 2003

PROSPECTUS SUPPLEMENT SUMMARY
USE OF PROCEEDS
DESCRIPTION OF THE SERIES F PREFERRED SHARES
FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PROLOGIS
RISK FACTORS
RATIO INFORMATION
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED SHARES
DESCRIPTION OF COMMON SHARES
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

      References to “we,” “us,” and “our” in this prospectus supplement and the accompanying prospectus are to ProLogis and its consolidated subsidiaries, unless the context otherwise requires.

PROSPECTUS SUPPLEMENT SUMMARY

      The following information may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference in the accompanying prospectus, before making an investment decision.

ProLogis

      ProLogis is a real estate investment trust that operates a global network of industrial distribution properties. Our business strategy is designed to achieve long-term sustainable growth in cash flow and increase the overall return on equity for our shareholders.

Recent Developments

      On October 22, 2003, we announced our preliminary unaudited results of operations for the third quarter ended September 30, 2003. The following information for the quarter and nine months ended September 30, 2003 has been derived from our preliminary unaudited results of operations:

Third Quarter 2003

Unaudited Financial Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(In thousands, except per share amounts)
Revenues	$116,777	$134,950	$446,107	$481,743
Expenses	106,452	98,152	317,302	296,149
Earnings from Operations	10,325	36,798	128,805	185,594
Net Earnings	3,300	33,391	105,844	161,580
Net Earnings (Loss) Attributable to Common Shares	(7,379)	25,212	78,807	137,043
Net Earnings (Loss) per diluted Common Share	(0.04)	0.14	0.43	0.76

      The foregoing results for the three and nine months ended September 30, 2003 include a charge of approximately $3.6 million related to the redemption of our Series E Preferred Shares of Beneficial Interest in July 2003 and a charge of approximately $38.3 million to adjust the carrying value of certain of the U.K. temperature-controlled assets as a result of current negotiations for the sale of those assets.

The Offering

Shares Offered	% Series F Preferred Shares of Beneficial Interest, $0.01 par value per share ( shares if the underwriters’ over-allotment option is exercised in full).

Distributions	Distributions on the Series F Preferred Shares will be cumulative from the date of original issue and are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2003, at the rate of % of the liquidation preference per annum, or $ per Series F Preferred Share per annum.

Liquidation Preference	$25.00 per share, plus an amount equal to accrued and unpaid distributions (whether or not earned or declared).

Ranking	The Series F Preferred Shares will rank senior to our common shares and any other junior shares that we may issue in the future, and equal to all of our other preferred shares and any other parity shares that are currently outstanding or that we may issue in the future, in each case with respect to payment of distributions and amounts upon liquidation, dissolution or winding up.

Conversion Rights	The Series F Preferred Shares are not convertible into or exchangeable for any other property or any of our other securities.

Redemption at Option of ProLogis	Except in limited circumstances relating to the preservation of our status as a real estate investment trust, the Series F Preferred Shares are not redeemable until November , 2008. On or after November , 2008, we may redeem the Series F Preferred Shares, in whole or in part, at $25.00 per share plus any accrued and unpaid distributions through the date of redemption. The Series F Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed.

Voting Rights	You will generally have no voting rights as a holder of Series F Preferred Shares. However, if distributions on the Series F Preferred Shares are in arrears for six quarterly distribution periods (whether or not consecutive), the holders of the Series F Preferred Shares (voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable) will have the right to elect two additional trustees to serve on our Board of Trustees until such distribution arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of the Series F Preferred Shares cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding Series F Preferred Shares. Holders of other outstanding series of preferred shares have substantially similar voting rights.

Listing	We intend to file an application to list the Series F Preferred Shares on the New York Stock Exchange and expect that trading will commence within 30 days after initial delivery of the Series F Preferred Shares.

Use of Proceeds	We will use the proceeds from the sale of the Series F Preferred Shares to repay outstanding borrowings under our credit facilities in anticipation of the redemption of a portion of our Series D Preferred Shares of Beneficial Interest or to directly fund such redemption.

Restriction on Ownership	In order to assist us in maintaining our status as a real estate investment trust for federal income tax purposes, ownership by any person of more than 25% of the outstanding Series F Preferred Shares is restricted.

USE OF PROCEEDS

      The net proceeds from the sale of the Series F Preferred Shares are expected to be approximately $           million, after deducting underwriting discounts and offering expenses payable by us (approximately $           million if the underwriters’ over-allotment option is exercised in full). We will use the net proceeds of the offering to either repay a portion of the borrowings under our revolving credit facilities in anticipation of the redemption of a portion of our Series D Preferred Shares of Beneficial Interest or to directly fund such redemption. We expect that we will incur a charge of approximately $                million in connection with the partial redemption of the Series D Preferred Shares of Beneficial Interest.

      As of October 27, 2003, we have a total commitment of $1.50 billion under our credit facilities. This commitment is reduced by $22.9 million representing letters of credit outstanding with the lending banks. We have approximately $709.8 million outstanding and an available balance of approximately $766.6 million at October 27, 2003. Amounts repaid under the credit facilities may be reborrowed and we expect to make additional borrowings under the credit facilities following this offering for the development and acquisition of industrial distribution properties and for working capital purposes. Our $1.50 billion credit facilities are led by Bank of America, N.A., in the United States, ABN AMRO Bank N.V. and Banc of America Securities Limited, in Europe, Royal Bank of Scotland, in Europe, and Sumitomo Mitsui Banking Corporation, in Japan. Affiliates of certain underwriters participating in this offering are lenders under our existing credit facility. Borrowings under our credit facilities generally bear interest at the interbank offered rate in the relevant market for the currency borrowed plus an applicable margin (generally 0.65% or 0.675% in the United States, 0.80% or 1.00% in Europe, and 0.90% in Japan). Our credit facilities mature at varying times between November 2003 and August 2006 and are generally renewable at our option. The renewal of the $160.0 million of commitments that expire in November 2003 is currently under negotiation.

DESCRIPTION OF THE SERIES F PREFERRED SHARES

      The summary of certain terms and provisions of the Series F Preferred Shares contained in this prospectus supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the articles supplementary relating to the Series F Preferred Shares and our Amended and Restated Declaration of Trust, as amended and supplemented, which are incorporated by reference herein. The following description of the particular terms of the Series F Preferred Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preferred shares set forth in the accompanying prospectus, to which reference is hereby made.

General

      Our Board of Trustees is authorized to issue, from our authorized but unissued shares of beneficial interest, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each such series. We currently have outstanding 2,000,000 Cumulative Redeemable Series C Preferred Shares of Beneficial Interest and 10,000,000 Cumulative Redeemable Series D Preferred Shares of Beneficial Interest.

      When issued, the Series F Preferred Shares will be validly issued, fully paid and, except as set forth in the accompanying prospectus under “Description of Common Shares — Shareholder liability,” nonassessable. The holders of the Series F Preferred Shares will have no preemptive rights with respect to any of our shares of capital securities or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series F Preferred Shares will not be subject to any sinking fund or other obligation of us to redeem or retire the Series F Preferred Shares. Unless otherwise redeemed by us, the Series F Preferred Shares will have a perpetual term with no maturity.

      The transfer agent, registrar and distribution disbursing agent for the Series F Preferred Shares will be EquiServe Trust Company, N.A., Canton, Massachusetts.

      We intend to file an application to list the Series F Preferred Shares on the New York Stock Exchange and expect that trading will commence within 30 days after initial delivery of the Series F Preferred Shares.

Ranking

      The Series F Preferred Shares will rank senior to our common shares and any other junior shares that we may issue in the future, and equal to all of our other preferred shares and any other parity shares that are currently outstanding or that we may issue in the future, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

Distributions

      Holders of the Series F Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees out of funds legally available for the payment of distributions, cumulative, preferential cash distributions at the rate of      % of the liquidation preference per annum (equivalent to $                    per share per annum). Such distributions shall be cumulative from the date of original issue and shall be payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next succeeding business day (each such day being a “distribution payment date”). The first distribution, which will be paid on December 31, 2003, will be for less than a full quarter. Such distribution and any distribution payable on the Series F Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in our records at the close of business on the applicable record date, which shall be on such date designated by the Board of Trustees for the payment of distributions that is not more than 50 nor less than 10 days prior to such distribution payment date (which we refer to as a “distribution record date”).

      No distributions on Series F Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by us at such time as the terms and provisions of any agreement we have entered into, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

      Notwithstanding the foregoing, distributions on the Series F Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accrued but unpaid distributions on the Series F Preferred Shares will not bear interest. Holders of the Series F Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. See “Description of Preferred Shares — Dividends” in the accompanying prospectus.

      If, for any taxable year, we elect to designate as “capital gain distributions” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended), any portion of the distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares, then the portion of such designated amount that shall be allocable to the holders of Series F Preferred Shares shall be the amount that the total distributions (as determined for federal income tax purposes) paid or made available to the holders of the Series F Preferred Shares for the year bears to the total distributions paid or made available for the year to holders of all classes of shares.

      If any Series F Preferred Shares are outstanding, no full distributions shall be declared or paid or set apart for payment on any series of our preferred shares ranking, as to distributions, on a parity with or junior to the Series F Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Series F Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Shares and the shares of any other series of preferred shares ranking on parity as to distributions with the Series F Preferred Shares, all distributions declared upon Series F Preferred Shares and any other series of preferred shares ranking on a parity as to distributions with the Series F Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on the Series F Preferred Shares and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Series F Preferred Shares and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series F Preferred Shares which may be in arrears.

      Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series F Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in common shares or other capital shares ranking junior to the Series F Preferred Shares as to distributions and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any other of our capital shares ranking junior to or on a parity with the Series F Preferred Shares as to distributions or upon liquidation, nor shall any common shares or any other of our capital shares ranking junior to or on a parity with the Series F Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us, except by conversion into or exchange for other of our capital shares ranking junior to the Series F Preferred Shares as to distributions and upon liquidation.

      Any distribution payment made on Series F Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to Series F Preferred Shares which remains payable.

Liquidation Rights

      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of our capital shares ranking junior to the Series F Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series F Preferred Shares shall be entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference ($25.00 per share), plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series F Preferred Shares and the corresponding amounts payable on all shares of other classes or series of our capital shares ranking on a parity with the Series F Preferred Shares in the distribution of assets, then the holders of the Series F Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Redemption

      The Series F Preferred Shares are not redeemable prior to November      , 2008. On or after November      , 2008, we, at our option upon not less than 30 nor more than 90 days’ written notice, may redeem the Series F Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon to the date fixed for redemption, without interest. Holders of Series F Preferred Shares to be redeemed shall surrender such Series F Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding Series F Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by us.

      Unless full cumulative distributions on all Series F Preferred Shares and all shares ranking on a parity with the Series F Preferred Shares with respect to the payment of distributions and amounts upon liquidation, dissolution and winding up (referred to as parity shares) shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series F Preferred Shares or parity shares shall be redeemed unless all outstanding Series F Preferred Shares and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series F Preferred Shares or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Shares or parity shares, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series F Preferred Shares and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, we shall not purchase or otherwise acquire directly or indirectly any Series F Preferred Shares or parity shares (except by conversion into or exchange for our capital shares ranking junior to the Series F Preferred Shares and parity shares as to distributions and upon liquidation).

      Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series F Preferred Shares at the address shown on our share transfer books. Each notice shall state: (i) the redemption date; (ii) the number of Series F Preferred Shares to be redeemed; (iii) the redemption price of $25.00 per Series F Preferred Share, plus any accrued and unpaid distributions through the date of redemption; (iv) the place or places where certificates for Series F Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the Series F Preferred Shares will cease to accrue on such redemption date. If fewer than all Series F Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series F Preferred Shares to be redeemed from each such holder. If notice of redemption of any Series F Preferred Shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of Series F Preferred Shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on the Series F Preferred Shares, such Series F Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

      The holders of Series F Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to such Series F Preferred Shares on the corresponding distribution payment date notwithstanding the redemption thereof between such distribution record date and the corresponding distribution payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Shares which have been called for redemption.

      The Series F Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to preserve our status as a real estate investment trust as defined in the Internal Revenue Code, the Series F Preferred Shares may be subject to redemption as described in “Description of Preferred Shares — Restrictions on ownership” in the accompanying prospectus. Any such redemption would apply only to shares held, directly or indirectly, by those shareholders with concentrated share ownership that would violate the preferred shares ownership limit provision. In addition, the number of shares subject to such a redemption would be limited to that number of concentrated shares sufficient in the opinion of the Board of Trustees to maintain or bring the ownership of shares into conformity with the preferred shares ownership limit provision. See “Description of Preferred Shares — Restrictions on ownership” in the accompanying prospectus.

Voting Rights

      Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series F Preferred Shares will have no voting rights.

      If six quarterly distributions (whether or not consecutive) payable on the Series F Preferred Shares or any parity shares are in arrears, whether or not earned or declared, the number of trustees then constituting the Board of Trustees will be increased by two, and the holders of Series F Preferred Shares, voting together as a class with the holders of any other series of parity shares (any such other series, being “voting preferred shares”), will have the right to elect two additional trustees to serve on our Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of Series F Preferred Shares and such voting preferred shares and at each subsequent annual meeting of shareholders until all such distributions and distributions for the current quarterly period on the Series F Preferred Shares and such other voting preferred shares have been paid or declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

      The approval of two-thirds of the outstanding Series F Preferred Shares and all other series of voting preferred shares similarly affected, voting as a single class, is required in order to (i) amend our Amended and Restated Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Series F Preferred Shares or the voting preferred shares, (ii) enter into a share exchange that affects the Series F Preferred Shares, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each Series F Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series F Preferred Share (except for changes that do not materially and adversely affect the holders of the Series F Preferred Shares) or (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the Series F Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up. However, we may create additional classes of parity shares and shares ranking junior to the Series F Preferred Shares as to distributions or upon liquidation (each, referred to as “junior shares”), increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of Series F Preferred Shares.

      Except as provided above and as required by law, the holders of Series F Preferred Shares are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets.

Conversion

      The Series F Preferred Shares are not convertible into or exchangeable for any of our other property or securities.

Restrictions on Ownership

      For information regarding restrictions on ownership of the Series F Preferred Shares, see “Description of Preferred Shares — Restrictions on ownership” in the accompanying prospectus.

Book-Entry Procedures

      The Depository Trust Company (“DTC”) will act as securities depositary for the Series F Preferred Shares. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Series F Preferred Shares. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series F Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

      Investors may elect to hold interests in the Series F Preferred Shares represented by the registered global securities held by DTC through Clearstream Banking, societé anonyme (“Clearstream”), or Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear operator”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream and the Euroclear operator will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold interests in the registered global securities in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, and JPMorgan Chase Bank will act as depositary for the Euroclear operator. We refer to each of Citibank, N.A. and JPMorgan Chase Bank, acting in this depositary capacity, as the “U.S. depositary” for the relevant clearing system.

      Title to book-entry interests in the Series F Preferred Shares will pass by book-entry registration of the transfer within the records of Clearstream, the Euroclear operator or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within Clearstream and within the Euroclear System and between Clearstream and the Euroclear System in accordance with the procedures established for these purposes by Clearstream and the Euroclear operator. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Transfers of book-entry interests in the securities among Clearstream and the Euroclear operator and DTC may be effected in accordance with procedures established for this purpose by Clearstream, the Euroclear operator and DTC.

      Each person owning a beneficial interest in the Series F Preferred Shares must rely on the procedures of DTC, Clearstream and the Euroclear operator, as the case may be, and the participant through which such person owns its interest to exercise its rights as a holder of the Series F Preferred Shares.

      DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

      When you purchase the Series F Preferred Shares within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series F Preferred Shares on DTC’s records. You, as the actual owner of the Series F Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series F Preferred Shares are credited.

      You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series F Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping accurate account of the holdings of their customers like you.

      Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

      The laws of some states may require that specified purchasers of securities take physical delivery of the Series F Preferred Shares in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series F Preferred Shares.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our Amended and Restated Declaration of Trust, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant beneficial interests to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Redemption notices will be sent to Cede & Co. If less than all of the Series F Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Series F Preferred Shares in accordance with its procedures.

      In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series F Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series F Preferred Shares are credited on the record date, which are identified in a listing attached to the omnibus proxy.

      Distributions on the Series F Preferred Shares will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

      Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, ProLogis or any agent of ProLogis.

      DTC may discontinue providing its services as securities depositary with respect to the Series F Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series F Preferred Shares. In that event, we will print and deliver certificates in fully registered form for the Series F Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series F Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

      According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

      Global Clearance and Settlement Procedures. Initial settlement for the Series F Preferred Shares will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the securities to or receiving interests in the securities from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

      Because of time-zone differences, credits of interests in the securities received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits of interests or any transactions involving interests in the securities received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream customers or Euroclear participants on the business day following the DTC settlement date. Cash received in Clearstream or the Euroclear System as a result of sales of interests in the securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

      Although DTC, Clearstream and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

      Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers, “Clearstream customers,” and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream provides to Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer. Clearstream has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream and the Euroclear operator.

      Distributions with respect to the securities held through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

      Euroclear. The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

      The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

      The Euroclear operator provides Euroclear participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing and related services.

      Non-participants of Euroclear may acquire, hold and transfer book-entry interests in securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

      Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the “terms and conditions.” The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      Distributions with respect to the securities held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

      Although the Euroclear operator has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other intermediaries, it is under no obligation to perform or continue to perform in accordance with such procedures, and such procedures may be modified or discontinued at any time.

      Investors electing to acquire securities through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Investors electing to acquire, hold or transfer securities through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions of such securities.

      Investors who are Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with the Euroclear operator. Investors who are not Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with a securities intermediary who holds a book-entry interest in these securities through accounts with Euroclear.

      The Euroclear operator further advises that investors that acquire, hold and transfer interests in securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the securities.

      The Euroclear operator further advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator’s records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

      Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. In addition, this section does not discuss foreign, state, or local taxation.

      This prospectus supplement does not address the taxation of ProLogis or the impact on ProLogis of its election to be taxed as a real estate investment trust. Those matters are addressed in the accompanying prospectus under “Federal Income Tax Considerations — Taxation of ProLogis.” Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Series F Preferred Shares.

      Dividends and Other Distributions. For a discussion regarding the taxation of dividends and other distributions, see “Federal Income Tax Considerations — Taxation of ProLogis shareholders” in the accompanying prospectus.

      Backup Withholding. For a discussion of backup withholding, see “Federal Income Tax Considerations — Taxation of ProLogis shareholders — Information and reporting and backup withholding” in the accompanying prospectus.

      Sale or Exchange of Series F Preferred Shares. Upon the sale or exchange of Series F Preferred Shares to a party other than ProLogis, a holder of Series F Preferred Shares will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder’s adjusted tax basis in the Series F Preferred Shares, provided the Series F Preferred Shares are held as a capital asset. This gain or loss will be a long term capital gain or loss if the holder’s holding period for the Series F Preferred Shares is more than one year at the time of the sale or exchange. Further, any loss on a sale of Series F Preferred Shares which were held by the holder for six months or less and on which a capital gain dividend was received will be treated as a long term capital loss, up to the amount of the capital gain dividend received on those such shares.

      Redemption of Series F Preferred Shares. The treatment to be accorded to any redemption by ProLogis of Series F Preferred Shares can only be determined on the basis of particular facts as to each holder of Series F Preferred Shares at the time of redemption. In general, a preferred holder will recognize capital gain or loss measured by the difference between the amount realized by the holder upon the redemption and the holder’s adjusted tax basis in the Series F Preferred Shares redeemed, provided the Series F Preferred Shares are held as a capital asset, if the redemption (i) results in a “complete termination” of the holder’s share interest in all classes of shares of ProLogis under Section 302(b)(3) of the Internal Revenue Code, (ii) is “substantially disproportionate” with respect to the holder’s interest in ProLogis under Section 302(b)(2) of the Internal Revenue Code (which will not be the case if only Series F Preferred Shares are redeemed, since they generally do not have voting rights) or (iii) is “not essentially equivalent to a dividend” with respect to the holder of Series F Preferred Shares under Section 302(b)(1) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular holder of

Series F Preferred Shares depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine the tax treatment to them. Any portion of the redemption proceeds attributable to a declared but unpaid dividend will be treated as a distribution to the Series F Preferred Shares as described in the accompanying prospectus under “Federal Income Tax Considerations — Taxation of ProLogis’ shareholders.”

      A “substantially disproportionate” reduction in the interest of a holder of Series F Preferred Shares will have occurred if, as a result of the redemption, (1) the holder’s ownership of all of the outstanding voting shares of ProLogis is reduced immediately after the redemption to less than 80% of the holder’s percentage interest in the shares immediately before the redemption; (2) the holder’s percentage ownership of the common shares after and before the redemption meets the same 80% requirement; and (3) the holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of shares entitled to vote. Based upon current law, it is possible that a redemption of Series F Preferred Shares from a holder of Series F Preferred Shares would be considered “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances. The application of these tests to a redemption of Series F Preferred Shares is unclear, and a holder of Series F Preferred Shares intending to rely on any of these tests at the time of redemption should consult its own tax adviser to determine their application to its particular situation.

      If the redemption does not meet any of the tests under Section 302 of the Internal Revenue Code, then the redemption proceeds received from the Series F Preferred Shares will be treated as a distribution on the Series F Preferred Shares as described under “Federal Income Tax Considerations — Taxation of ProLogis shareholders” in the accompanying prospectus. If the redemption is taxed as a dividend, the holder’s adjusted tax basis in the Series F Preferred Shares will be transferred to any other shareholdings of the holder in ProLogis. If, however, the shareholder has no remaining shareholdings in ProLogis, such basis could be transferred to a related person or it may be lost.

UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement dated October      , 2003 (the “Underwriting Agreement”), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC are acting as joint book-running managers (the “Representatives”), have severally agreed to purchase the number of Series F Preferred Shares set forth opposite its name. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Series F Preferred Shares offered hereby (other than those covered by the underwriters’ overallotment option described below) if any such shares are purchased.

Number of
Series F
Preferred
Underwriters	Shares

Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Banc of America Securities LLC
Banc One Capital Markets, Inc.
Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
SG Cowen Securities Corporation

Total

      The Representatives have advised us that the underwriters propose initially to offer the Series F Preferred Shares to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession of $           per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $           per share to certain brokers and dealers. After the initial offering of the Series F Preferred Shares, the public offering price and concession may be changed.

      We have granted to the underwriters an option, exercisable for 30 days from the original issue date of the Series F Preferred Shares, to purchase up to an aggregate of                      additional Series F Preferred Shares at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering overallotments, if any, made in connection with the offering of the Series F Preferred Shares offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Series F Preferred Shares as the number set forth next to such underwriter’s name in the preceding table bears to the total number of Series F Preferred Shares set forth next to the names of all underwriters in the preceding table.

      We have agreed, without the prior written consent of the Representatives on behalf of the underwriters, not to, during the period ending 35 days after the date of the Underwriting Agreement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Series F Preferred Shares or securities of the Company similar to the Series F Preferred Shares or any securities convertible into or exercisable or exchangeable for Series F Preferred Shares or securities of the Company similar to the Series F Preferred Shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Series F Preferred Stock or securities of the Company similar to the Series F Preferred Shares;

whether any transaction described above is to be settled by delivery of Series F Preferred Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the redemption of our Series D Preferred Shares and the issuance and sale of the Series F Preferred Shares offered hereby.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      Prior to the offering, there has been no public market for the Series F Preferred Shares. We intend to list the Series F Preferred Shares on the New York Stock Exchange, and we expect trading in the Series F Preferred Shares on the New York Stock Exchange to begin within 30 days after the original issue date.

      The Series F Preferred Shares are a new issue of securities with no established trading market. The underwriters have advised us that the underwriters intend to make a market in the Series F Preferred Shares but are not obligated to do so and may discontinue any market making activities at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Series F Preferred Shares will be liquid.

      In connection with the sale of the Series F Preferred Shares, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series F Preferred Shares. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the Series F Preferred Shares in the open market to cover short positions or to stabilize the price of the Series F Preferred Shares. Any of these activities may stabilize or maintain the market price of the Series F Preferred Shares above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time without notice.

      We will deliver the Series F Preferred Shares to the underwriters at the closing of this offering when the underwriters pay us the purchase price of such shares. The Underwriting Agreement provides that the closing will occur on November      , 2003, which is       business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, generally requires that securities trades in the secondary market settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series F Preferred Shares on any day prior to the third business day before the date of the delivery of any payment on the Series F Preferred Shares will be required, by virtue of the fact that the Series F Preferred Shares initially will settle in       business days from the date hereof, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Series F Preferred Shares who wish to trade shares on the day of pricing or the next            succeeding business days should consult their own advisor.

      In the ordinary course of their respective businesses, several of the underwriters and their affiliates have engaged, and may engage, in commercial banking and investment banking transactions with us and certain of our affiliates for which they have received customary fees and expenses. In addition, affiliates of certain underwriters participating in this offering are lenders under our existing credit facilities. Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by entities who are affiliated with National Association of Securities Dealers, Inc. members who are participating in this offering, this offering is being conducted in compliance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Pursuant to that rule, the annual distribution rate on the Series F Preferred Shares can be no lower than that recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement.                     has agreed to act as qualified independent underwriter with respect to the offering, and the annual distribution rate on the Series F Preferred Shares will be no lower than that recommended by                     .

      We expect to have an estimated $                    of expenses in connection with this offering.

LEGAL MATTERS

      The validity of the Series F Preferred Shares will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

PROSPECTUS

$1,000,000,000*

DEBT SECURITIES

PREFERRED SHARES

COMMON SHARES

       We will provide specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and any supplement before you invest.

*	Pursuant to Rule 429 under the Securities Act of 1933, this prospectus includes $308,029,182 of our debt securities, preferred shares and common shares, which were registered under a previous registration statement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY

THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE

The date of this Prospectus is July 28, 2003

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WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such material can also be obtained from the Securities and Exchange Commission’s worldwide web site at http://www.sec.gov. Our outstanding common shares, Series D cumulative redeemable preferred shares of beneficial interest and Series E cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols “PLD”, “PLD-PRD” and “PLD-PRE”, respectively, and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005. You can also obtain information about us at our website, www.prologis.com.

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to our common shares being offered. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Securities and Exchange Commission.

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

      We incorporate by reference the documents listed below:

(a) Our annual report on Form 10-K for the year ended December 31, 2002, filed on March 27, 2003;

(b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed on May 14, 2003;

(c) Our periodic reports on Form 8-K filed February 19, 2003, February 21, 2003, April 4, 2003 and July 1, 2003; and

(d) The description of our common shares and preferred share purchase rights contained or incorporated by reference in our registration statement on Form 8-A filed February 23, 1994.

      The Securities and Exchange Commission has assigned file number 1-12846 to the reports and other information that ProLogis files with the Securities and Exchange Commission.

      You may request a copy of each of the above-listed ProLogis documents at no cost, by writing or telephoning us at the following address or telephone number.

Investor Relations Department ProLogis 14100 East 35th Place Aurora, Colorado 80011 (800) 820-0181 http://ir.prologis.com

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      All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

      Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

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FORWARD-LOOKING STATEMENTS

      The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

(1) statements, including our possible or assumed future results of operations including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to in such statements, and any such statements incorporated by reference from documents filed with the Securities and Exchange Commission by us, including any statements contained in such documents or this prospectus regarding the development or possible or assumed future results of operations of our businesses, the markets for our services and products, anticipated capital expenditures or competition;

(2) any statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “seeks,” “estimates” or similar expressions; and

(3) other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

      Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.

      Among the factors that could cause actual results to differ materially are: changes in general economic conditions in our markets that could adversely affect demand for our properties and the creditworthiness of our customers, changes in financial markets, interest rates and foreign currency exchange rates that could adversely affect our cost of capital, our ability to meet our financial needs and obligations and our results of operations, increased or unanticipated competition for distribution properties in our markets, the availability of private capital to us and geopolitical concerns and uncertainties, and other risks detailed from time to time in the reports filed with the Securities and Exchange Commission by us.

      Except for their ongoing obligations to disclose material information as required by the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this prospectus or to reflect the occurrence of unanticipated events.

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PROLOGIS

      ProLogis is a real estate investment trust, or REIT, that operates a global network of industrial distribution properties. Our business strategy is designed to achieve long-term sustainable growth in cash flow and increase the overall return on equity for our shareholders. Our business is organized into two primary operating segments: property operations and the corporate distribution facilities services business, which we refer to as the CDFS business. During 2001 and 2002, we disposed of significant portions of our third operating segment, temperature-controlled distribution operations.

      The property operations segment represents the long-term ownership, management and leasing of industrial distribution properties. The property operations segment generates income from rents and reimbursement of property operating expenses from unaffiliated customers. Also, our share of the earnings of eight unconsolidated property funds, and the fee income that we receive for managing the properties owned by the property funds, is included in the property operations segment. In addition to the property and asset management fees earned, we earn fees for other services performed on behalf of the property funds, including development, leasing and acquisition activities.

      The CDFS business segment encompasses those activities that we engage in that are not primarily associated with the long-term ownership, management and leasing of industrial distribution properties. Within this operating segment, our primary activity is the development of distribution properties that are either contributed to property funds in which we maintain an ownership interest and act as manager or sold to unaffiliated customers. Income from the CDFS business segment is primarily generated through the gains recognized from the contributions and sales of developed properties and from the contribution of operating properties that were acquired with the intent to contribute the property to a property fund. We also use our development and leasing expertise to rehabilitate and/or reposition certain of the properties that we acquire such that the subsequent contribution of the property will generate a profit for us. And, we earn fees from customers for development activities performed on their behalf and realize profits from sales of land parcels when our development plans no longer include these parcels. These development projects are located in North America, in Europe and in Japan (we developed and contributed our first project in Asia during 2002). Additionally, we own or control (either through contracts, options or letters of intent) land that we intend to use for the development of distribution properties in North America and Europe.

      We manage our business by utilizing the ProLogis Operating System®, an organizational structure and service delivery system that is built around our customers. The ProLogis Operating System® is made up of the Market Services Group, the Global Services Group, the Global Development Group and the ProLogis Solutions Group. When combined with our international network of distribution properties, the ProLogis Operating System® enables us to meet our customers’ distribution space needs on a global basis. We believe that by integrating international scope and expertise with strong local presence in our markets we have become an attractive choice for the largest global users of distribution properties, our targeted customer base.

      We are organized under Maryland law and have elected to be taxed as a real estate investment trust under the Internal Revenue Code. Our world headquarters are located in Aurora, Colorado, our European headquarters are located in Luxembourg, with our European customer service headquarters located in Amsterdam, Netherlands, and our Asian headquarters are located in Tokyo, Japan.

RISK FACTORS

      Our operations involve various risks that could adversely affect our financial condition, results of operations, cash flow, ability to pay distributions on our common shares and the market price of our common shares. These risks include, among others:

General Real Estate Risks

General Economic Conditions

      We are exposed to the general economic conditions and the local, regional, national and international conditions that affect the markets in which we own industrial distribution properties. Our operating performance depends on the economic conditions of markets in which our distribution properties are concentrated. While we do not have in excess of 10% of our total portfolio (including the properties owned by the property funds) in any one market, we do have significant holdings in Atlanta, Chicago, Dallas/ Ft. Worth, Houston, Los Angeles, Memphis, Paris and San Francisco. Our operating performance could be adversely affected if conditions in these larger markets, such as an oversupply of distribution space or a reduction in demand for industrial distribution properties, become less favorable relative to other geographic areas. Any material oversupply of distribution space or material reduction of demand for distribution space could adversely affect our operating income and the value of our common shares.

Risks Particular To Real Estate

      Real property investments are subject to varying degrees of risk. While we seek to minimize these risks through geographic diversification, our market research and property management capabilities, these risks cannot be eliminated. The factors that can affect real estate values include:

•	local conditions, such as an oversupply of distribution space or a reduction in demand for industrial real estate changes in an area;

•	changes in the general economic climate;

•	the quality and philosophy of management;

•	the attractiveness of our properties to potential customers;

•	competition from other available properties;

•	our ability to provide adequate maintenance and insurance on our properties;

•	our ability to control variable operating costs;

•	governmental regulations, including zoning, usage and tax laws and changes in these laws; and

•	potential liability under, and changes in, environmental, zoning and other laws.

Risks Associated with Concentration of Our Investments in the Industrial Sector

      Our property operations and CDFS business segments are concentrated in the industrial distribution sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included other types of real estate investments.

Risks Associated with Our Development Activities

      We have developed a significant number of distribution properties since our inception and intend to continue to pursue development activities as opportunities arise. Such development activities generally require various government and other approvals and we may not receive such approvals. We will be subject to risks associated with such development activities, including:

•	the risk that development opportunities explored by us may be abandoned with the related investment written off;

•	the risk that construction costs of a property may exceed original estimates or may not be concluded on schedule (including the possibility of contract default, the effects of local weather conditions and local or national strikes or shortages in materials, building supplies or energy and fuel for equipment) which could make the project less profitable than originally estimated; and

•	the risk that occupancy rates and rents of a completed project will not make the project as profitable as originally estimated.

Risks Associated with the Contribution and Sale of Properties

      We have contributed to property funds or sold to third parties, a significant number of distribution properties in recent years and we intend to continue to contribute or sell properties as opportunities arise, particularly in our CDFS business segment. Our ability to contribute or sell properties on advantageous terms is dependent upon several factors, some of which are beyond the control of our management, primarily competition from other owners of properties that are also trying to dispose of their properties. Our ability to complete and lease developed properties will impact our ability to contribute or sell these properties. Continued access to private debt and equity capital by the property funds is necessary in order for us to continue our strategy of contributing properties to property funds. Should we not have sufficient properties available that meet the investment criteria of current or future property funds, or should the property funds have reduced or no access to capital on favorable terms, then the dispositions could be delayed resulting in adverse effects on our liquidity and on our ability to meet projected earnings levels in a particular reporting period. Failure to meet our projected earnings levels in a particular reporting period could have an adverse effect on the market price of common shares. Further, our inability to redeploy the proceeds from our divestitures in accordance with our investment strategy could have an adverse affect on our results of operations.

Risks Associated with Acquisition of Properties

      We acquire distribution properties from time to time. The acquisition of properties involves risks, including the risk that the acquired property will not perform as anticipated and that the actual costs for rehabilitation, renovation and improvements identified in the pre-acquisition due diligence process exceed estimates. There is, and it is expected that there will continue to be, significant competition for investment opportunities that meet our investment criteria as well as risks associated with obtaining financing for acquisition activities, if necessary.

Tenant Default

      Our results of operations and distributable cash flow would be adversely affected if a significant number of our tenants are unable to meet their obligations to us. In the event of default by a significant number of tenants, we may experience delays and incur substantial costs in enforcing our rights as landlord.

Ability to Renew Leases or Re-let Space as Leases Expire

      Our results of operations and distributable cash flow would be adversely affected if we were unable to lease, on economically favorable terms, a significant amount of space in our distribution properties. As of June 30, 2003, we have 15.8 million square feet (out of a total of 108.8 million occupied square feet) of distribution space with leases that expire during the last six months of 2003 and the property funds have a combined 3.9 million square feet (out of a total of 90.6 million occupied square feet) of distribution space with leases that expire during the last six months of 2003. The number of distribution properties in a market or submarket could adversely affect both our ability to lease distribution space and the rental rates that can be obtained in new leases.

Real Estate Investments Are Not As Liquid As Other Types Of Assets

      Real estate investments are not as liquid as other types of assets and that may tend to limit our ability to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Like other companies qualifying as REITs under the Internal Revenue Code, we must either comply with the safe harbor rules relating to the number of properties disposed of in a year, their tax bases and the cost of improvements made to the properties, or meet other tests which enable a REIT to avoid punitive taxation on the sale of assets. Thus, our ability at any time to sell assets, or contribute assets to property funds or other entities in which we have an ownership interest may be restricted.

Our Insurance Coverage Does Not Include All Potential Losses

      We and our unconsolidated investees currently carry comprehensive insurance coverage including property, liability, fire, flood, earthquake, environmental, terrorism, extended coverage and rental loss as appropriate for the markets where each of our properties and business operations are located. The insurance coverage contains policy specifications and insured limits customarily carried for similar properties and business activities. We believe our properties and the properties of our unconsolidated investees, including our property funds, are adequately insured. However, there are certain losses, including losses from floods and losses from earthquakes, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed to be economically feasible or prudent to do so. However, if an uninsured loss or a loss in excess of insured limits occur with respect to one or more of our properties, we could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the property.

Potential Environmental Liability

      Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, under or in its property. The costs of removal or remediation of such substances could be substantial. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous substances. We conduct Phase I environmental assessments as part of our due diligence activities. We have not been notified nor are we aware of any environmental condition with respect to our real estate investments that are likely to be material to our financial condition. However, we cannot give any assurance that such conditions do not exist or may not arise in the future. The presence of such substances on our real estate investments could adversely affect our ability to sell such investments or to borrow using such investments as collateral and may also have an adverse effect on our cash flow.

Financing and Capital Risks

Access to Capital

      As a REIT, we are required to distribute at least 90% of our taxable income to our shareholders. Consequently, we are, as are all REITs, dependent on external capital to fund our development and acquisition activities. We have been accessing private debt and equity capital through the establishment of property funds that acquire properties from us. Our ability to access private debt and equity capital on favorable terms or at all is dependent upon a number of factors, including general market conditions and competition from other real estate companies. Further, we generate significant profits as a result of contributions of properties to the property funds. To the extent that private capital is not available to acquire properties from us, these profits may not be realized which could result in an earnings stream that is less predictable than some of our competitors and result in us not meeting our projected earnings levels in a particular reporting period. Failure to meet our projected earnings levels could have an adverse effect on the market price of our common shares.

      We are obligated to offer to contribute our stabilized developed properties in certain specified markets in Europe to ProLogis European Properties Fund through September 2019, subject to these properties meeting specified investment criteria. The subscription agreements with ProLogis European Properties Fund’s investors expired on September 15, 2002 and all commitments were fully funded prior to expiration. No assurance can be given that ProLogis European Properties Fund will be able to obtain additional sources of equity capital. Our ability to contribute our development pipeline to ProLogis European Properties Fund and recognize development profits in Europe will be jeopardized and our ability to meet our projected earnings levels and generate cash flow would be adversely affected should additional equity commitments not be obtained to acquire the properties we expect to have available for contribution in the short-term until ProLogis could sell these properties to third parties.

      We are obligated to offer to contribute our stabilized developed properties in North America (except those properties in the Los Angeles, Orange County market) to ProLogis Macquarie Fund, which we refer to as ProLogis North American Properties Fund V, through December 2003, subject to these properties meeting specified investment criteria. Our ability to contribute or sell our development pipeline in North America to ProLogis North American Properties Fund V will be jeopardized and our ability to meet our projected earnings levels and generate cash flow would be adversely affected should ProLogis North American Properties Fund V not have sufficient funds to acquire the properties.

      We are obligated to offer to contribute our stabilized developed properties in Japan to PLD/ RECO Japan TMK Property Trust through June 2006, which we refer to as ProLogis Japan Properties Fund, subject to these properties meeting specified investment criteria. Our ability to contribute our development pipeline in Japan to ProLogis Japan Properties Fund will be jeopardized and our ability to meet our projected earnings levels and generate cash flow would be adversely affected should ProLogis Japan Properties Fund not have sufficient funds to acquire the properties.

Limitations on Debt

      We currently have a policy of incurring debt only, if upon such incurrence, our debt-to-book capitalization ratio, as adjusted, would not exceed 50%. The board of trustees could alter or eliminate this policy without shareholder approval and would do so if, for example, it were necessary in order for us to continue with our investment strategy and to continue to meet the REIT requirements under the Internal Revenue Code. If this policy were changed, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect the cash available for distribution to shareholders.

Debt Financing

      We are subject to risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest and the risk that we will not be able to refinance existing indebtedness or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. There can be no assurance that we will be able to refinance any indebtedness or otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

      We utilize our short-term borrowing capability (over $1.19 billion available) provided by seven credit agreements that provide revolving line of credit facilities to us in addition to operating cash flow and proceeds from dispositions to fund our development, acquisition and distribution requirements. Our seven revolving lines of credit expire through 2005 ($581.2 million during 2003, $206.2 million during 2004, $400.0 million during 2005). Our ability to refinance these credit agreements in a timely manner and at favorable terms is dependent on several factors, including general economic conditions, our credit ratings and interest rate levels. Our short-term credit agreements bear interest at variable rates. Increases in interest rates would increase our interest expense under these agreements. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of cash available for distribution may be adversely affected.

Requirements of Credit Facilities

      The terms of our various credit agreements and other indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we have satisfied our payment obligations. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of cash available for distribution may be adversely affected.

Federal Income Tax Risks

Failure to Qualify as a REIT Could Adversely Affect Shareholders

      We have elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1993. To maintain REIT status, we must meet a number of highly technical requirements on a continuing basis. Those requirements seek to ensure, among other things, that the gross income and investments of a REIT are largely real estate related, that a REIT distributes substantially all its ordinary taxable income to shareholders on a current basis and that the REIT’s ownership is not overly concentrated. Due to the complex nature of these rules, the available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and changes in our business, no assurance can be given that we will qualify as a REIT for any particular year.

      If we fail to qualify as a REIT, we will be taxed as a regular corporation, and distributions to shareholders will not be deductible in computing our taxable income. The resulting corporate income tax liabilities could materially reduce the distributable cash flow to our shareholders or funds available for reinvestment. Moreover, we might not be able to elect to be treated as a REIT for the four taxable years after the year during which we ceased to qualify as a REIT. In addition, if we later requalified as a REIT, we might be required to pay a full corporate-level tax on any unrealized gain in our assets as of the date of requalification and to make distributions to our shareholders equal to any earnings accumulated during the period of non-REIT status. In the absence of REIT status, distributions to shareholders would no longer be required.

Potential Adverse Effect of REIT Distribution Requirements

      To maintain our qualification as a REIT under the Internal Revenue Code, we must annually distribute to shareholders at least 90% of our ordinary taxable income, excluding net capital gains. This requirement limits our ability to accumulate capital. We may not have sufficient cash or other liquid assets to meet the distribution requirements. Difficulties in meeting the distribution requirements might arise due to competing demands for our funds or to timing differences between tax reporting and cash receipts and disbursements, because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed or because deductions may be disallowed or limited or the Internal Revenue Service may make a determination that adjusts reported income. In those situations, we might be required to borrow funds or sell properties on adverse terms in order to meet the distribution requirements and interest and penalties could apply. If we fail to make a required distribution, we would cease to be a REIT.

Prohibited Transaction Income Could Result From Certain Property Transfers

      We contribute properties to property funds and sell properties to third parties. Some of these contributions and sales are made from our taxable subsidiaries. Under the Internal Revenue Code, if the disposition is deemed to be a prohibited transaction, a 100% penalty tax on the resulting income could be assessed. The question of what constitutes a prohibited transaction is based on the facts and circumstances surrounding each transaction. The Internal Revenue Service could contend that certain contributions or sales by us are prohibited transactions. While management does not believe that the Internal Revenue Service would prevail in such a dispute, if the matter was successfully argued by the Internal Revenue Service the 100% penalty tax could be assessed against the profits from these transactions. Additionally, any income from a prohibited transaction may adversely affect our ability to satisfy the income tests for qualification as a REIT.

Other Risks

We are Dependent on Key Personnel

      Our executive and other senior officers have a significant role in our success. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely affect our financial condition and cash flow. Further, such a loss could be negatively perceived in the capital markets.

Share Prices May Be Affected By Market Interest Rates

      The annual distribution rate on our common shares as a percentage of the market price may influence the trading price of our common shares. An increase in market interest rates may lead investors to demand a higher annual distribution rate, which could adversely affect the market price of our common shares.

Foreign Currency Risk

      We have pursued and intend to continue to pursue growth opportunities in international markets and we often invest in countries where the U.S. dollar is not the national currency. As a result, we are subject to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. For example, a significant depreciation in the value of the foreign currency of one or more countries where we have a significant investment may materially adversely affect our results of operations. We attempt to mitigate any such effects by borrowing under debt agreements denominated in foreign currencies and through the use of foreign currency put option contracts, although there can be no assurance that such attempts will be successful.

Government Regulations and Actions

      There are many laws and governmental regulations that are applicable to us, our unconsolidated investees and our properties. Changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur. Further, economic and political factors, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders in the United States, but primarily in the foreign countries in which we have invested, can have a major impact on a global company such as us.

RATIO INFORMATION

      For the purpose of computing the following ratios, “earnings” consist of earnings from operations plus fixed charges other than capitalized interest and “fixed charges” consist of interest on borrowed funds, amortization of capitalized loan costs and associated discounts and premiums.

	Three
	Months
	Ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	1.9	2.5	2.3	1.6	2.2	1.8	1.9
Ratio of earnings to combined fixed charges and preferred share dividends	1.6	2.1	2.0	1.3	1.7	1.4	1.3

USE OF PROCEEDS

      Unless otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be used for the acquisition and development of additional distribution properties as suitable opportunities arise, for the repayment of any outstanding indebtedness at such time as it is due, for capital improvements to properties and for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

      The debt securities are to be issued under an Indenture, dated as of March 1, 1995, between us and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee at One Federal Street, Boston, Massachusetts 02111 or as described above under “Where You Can Find More Information.” The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this prospectus relating to the Indenture and the debt securities to be issued pursuant to the Indenture are summaries of some of the provisions of the Indenture and do not purport to be complete. The statements are subject to and are qualified in their entirety by reference to all the provisions of the Indenture and the debt securities.

General

      The debt securities will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time, unless otherwise stated in the prospectus supplement relating to the series of debt securities being offered. The Indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series. Each series may be as established from time to time in or pursuant to authority granted by a resolution of our board of trustees or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuances of additional debt securities of that series without the consent of the holders of the debt securities of that series.

      Please refer to the prospectus supplement relating to the series of debt securities being offered for the specific terms of the securities, including:

(1)	the title of the series of debt securities;

(2)	the aggregate principal amount of the series of debt securities and any limit on the principal amount;

(3)	the percentage of the principal amount at which the debt securities of the series will be issued and, if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the securities, or the method by which any portion will be determined;

(4)	the date or dates, or the method by which the date or dates will be determined, on which the principal of the debt securities of the series will be payable and the amount of principal payable on the debt securities;

(5)	the rate or rates at which the debt securities will bear interest, if any — which may be fixed or variable — or the method by which the rate or rates will be determined;

(6)	the date or dates, or the method by which the date or dates will be determined, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which the dates will be determined, the person to whom, and the manner in which, the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year comprised of twelve 30-day months;

(7)	the place or places where the principal of — and premium or make-whole amounts, if any — and interest and additional amounts, if any, on the debt securities of the series will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the Indenture may be served;

(8)	the period or periods within which, the price or prices, including the premium or make-whole amounts, if any, at which, the currency or currencies in which, and the other terms and conditions upon which the debt securities of the series may be redeemed, as a whole or in part, at our option, if we are to have such an option;

(9)	our obligation, if any, to redeem, repay or purchase the debt securities of the series pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which the debt securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to that obligation;

(10)	if other than United States dollars, the currency or currencies in which the debt securities of the series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating to the currency;

(11)	whether the amount of payments of principal — and premium or make-whole amounts, if any — or interest, if any, on the debt securities of the series may be determined with reference to an index, formula or other method, and the manner in which those amounts will be determined; the index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies;

(12)	whether the principal — and premium or make-whole amounts, if any — or interest or additional amounts, if any, on the debt securities of the series are to be payable, at our election or at the election of a holder of debt securities, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities are to be so payable;

(13)	any deletions from, modifications of or additions to the terms of the series of debt securities with respect to the events of default or covenants set forth in the Indenture;

(14)	whether the debt securities of the series will be issued in certificated or book-entry form;

(15)	whether the debt securities of the series will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and any integral multiple of the debt securities and, if in bearer form, the denominations of the debt securities if other than $5,000 and the terms and conditions relating to the debt securities;

(16)	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to the series of debt securities and any additions to or substitutions of the provisions;

(17)	if the debt securities of the series are to be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

(18)	whether and under what circumstances we will pay additional amounts as contemplated in the Indenture on the debt securities of the series in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; and

(19)	any other terms of the series of debt securities not inconsistent with the provisions of the Indenture.

      We may issue original discount securities. “Original discount securities” refer to debt securities which may provide that less than the entire principal amount of the debt securities will be paid if their maturity is accelerated, or bear no interest or bear interest at a rate which at the time of issuance is below market rates. Special United States federal income tax, accounting and other considerations apply to original issue discount securities and will be described in the applicable prospectus supplement.

      Under the Indenture, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, we will have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the series without the consent of the holders.

      Except as set forth below under “— Covenants — Limitations on incurrence of debt,” the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. However, our Declaration of Trust restricts beneficial ownership of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with exceptions. See “Description of Common Shares — Restriction on size of holdings.” Additionally, the articles supplementary relating to the Series C preferred shares and Series D preferred shares restrict beneficial ownership of such shares by a person, or persons acting as a group, to 25% of the Series C preferred shares and Series D preferred shares, respectively, with limited exceptions. The articles supplementary relating to the Series E preferred shares restrict beneficial ownership of such shares to 9.8% of the Series E preferred shares, with limited exceptions. Similarly, the articles supplementary for each other series of preferred shares will contain specific provisions restricting the ownership and transfer of the preferred shares. See “Description of Preferred Shares — Restrictions on ownership.” These restrictions are designed to preserve our status as a real estate investment trust under the Internal Revenue Code and may act to prevent or hinder a change of control. Refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000. Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in bearer form will be issuable in denominations of $5,000.

Principal and interest

      Unless otherwise specified in the applicable prospectus supplement, the principal of — and premium or make-whole amounts, if any — and interest on any series of debt securities will be payable at the corporate trust office of U.S. Bank National Association, initially located at One Federal Street, Boston, Massachusetts 02110; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled to the payment as it appears in the security register or by wire transfer of funds to the person to an account maintained within the United States.

      If any interest payment date, principal payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date, principal payment date or the maturity date, as the case may be. “Business day” means any day, other than a Saturday, Sunday or holiday, on which banks in Boston, Massachusetts or New York, New York are not authorized or required by law or executive order to close. Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, will cease to be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which will be given to the holder of the debt security not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

Merger, consolidation or sale

      We may consolidate with or merge with or into another entity, or sell, lease or convey all or substantially all of our assets to another entity, provided that the following three conditions are met:

      (1) either we are the continuing entity, or the successor entity formed by or resulting from the transaction is a person organized and existing under the laws of the United States or any State thereof and will expressly assume payment of the principal of — and premium or make-whole amounts, if any — and any interest, including additional amounts, if any, on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

      (2) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of ours or any of our subsidiaries as a result of the transaction as having been incurred by us or the subsidiary at the time of the transaction, no event of default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing; and

      (3) an officer’s certificate and legal opinion covering these conditions will be delivered to the trustee.

Covenants

Limitations on incurrence of debt

      We will not, and will not permit any subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds of the additional Debt, the aggregate principal amount of all of our outstanding Debt and that of our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of, without duplication,

      (1) our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission, or, if the filing is not permitted under the Securities Exchange Act of 1934, with the trustee, prior to the incurrence of the additional Debt and

      (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received — to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt — by us or any subsidiary since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Debt.

      In addition to this limitation on the incurrence of Debt, we will not, and will not permit any of our subsidiaries to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any subsidiary if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from the Debt, the aggregate principal amount of all of our outstanding Debt and the Debt of our subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our property or the property of any subsidiary is greater than 40% of our Total Assets.

      Further, none of our subsidiaries may incur any unsecured Debt other than intercompany Debt subordinate to the Debt securities; provided, however, that we or a subsidiary may acquire an entity that becomes a subsidiary that has unsecured Debt if the incurrence of such Debt, including any guarantees of such Debt assumed by us or any subsidiary, was not intended to evade the restrictions on incurring unsecured Debt and the incurrence of such Debt, including any guarantees of such Debt assumed by us or any subsidiary, would otherwise be permitted under the Indenture.

      We and our subsidiaries may not at any time own total unencumbered assets equal to less than 150% of the aggregate outstanding principal amount of our unsecured debt and that of our subsidiaries on a consolidated basis.

      In addition to these limitations on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred will have been less than 1.5 to 1, on a pro forma basis after giving effect the incurrence of the additional Debt and to the application of the proceeds from the Debt, and calculated on the assumption that:

•	the Debt and any other Debt incurred by us and our subsidiaries since the first day of that four-quarter period and the application of the proceeds from the Debt, including to refinance other Debt, had occurred at the beginning of that period;

•	the repayment or retirement of any other Debt by us and our subsidiaries since the first day of that four-quarter period had been incurred, repaid or retired at the beginning of that period, except that, in making the computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of the Debt during that period;

•	in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of that four-quarter period, the related acquisition had occurred as of the first day of that period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

•	in the case of any acquisition or disposition by us or our subsidiaries of any asset or group of assets since the first day of that four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

Existence

      Except as permitted under “— Merger, consolidation or sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights, whether provided under our declaration of trust or by statute, and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of the right or franchise is no longer desirable in the conduct of our business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of properties

      We will cause all of our properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of our properties, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing for value our properties in the ordinary course of business.

Insurance

      We will, and will cause each of our subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

Payment of taxes and other claims

      We will pay or discharge or cause to be paid or discharged, before the same will become delinquent,

(1) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our or our subsidiary’s income, profits or property and

(2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our or any subsidiary’s property;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information

      Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, we will file with the Securities and Exchange Commission, to the extent permitted under the Securities Exchange Act of 1934, the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) if we were so subject. We will file the documents with the Securities and Exchange Commission on or prior to the respective filing dates by which we would have been required so to file the documents if we were so subject. We will also in any event:

(1) within 15 days of each required filing date transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to the holders, copies of the annual reports and quarterly reports which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if we were subject to Section 13 or 15(d), and we will provide the trustee with copies of the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if we were subject to those sections; and

(2) if filing the documents by us with the Securities and Exchange Commission is not permitted under the Securities Exchange Act of 1934, promptly supply copies of those documents to any prospective holder, upon written request and payment of the reasonable cost of duplication and delivery.

     Important definitions

      As used in this prospectus,

      “Acquired Debt” means Debt of a person:

(1) existing at the time the person becomes a subsidiary; or

(2) assumed in connection with the acquisition of assets from the person,

in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a subsidiary or the acquisition. Acquired Debt will be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a subsidiary.

      “Annual Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, any of our or our subsidiaries’ Debt and the amount of dividends which are payable in respect of any Disqualified Stock.

      “Capital Stock” means, with respect to any person, any capital stock — including preferred stock — shares, interests, participations or other ownership interests, however designated, of the person and any rights, other than debt securities convertible into or exchangeable for corporate stock, warrants or options to purchase any thereof.

      “Consolidated Income Available for Debt Service” for any period means Earnings from Operations (as defined below) plus amounts which have been deducted, and minus amounts which have been added, for the following, without duplication:

(1) interest on our or any of our subsidiaries’ Debt;

(2) provision for taxes based on income;

(3) amortization of debt discount;

(4) provisions for gains and losses on properties and property depreciation and amortization;

(5) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for the period; and

(6) amortization of deferred charges.

      “Debt” means any of our or our subsidiaries’ indebtedness, whether or not contingent, in respect of:

(1) borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any subsidiary;

(3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

(4) the principal amount of all of our or any of our subsidiaries’ obligations with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

(5) any lease of property by us or any subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles,

to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items, other than letters of credit, would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by us or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise — other than for purposes of collection in the ordinary course of business — Debt of another person, other than us or any subsidiary. Debt will be deemed to be incurred by us or any subsidiary whenever we or a subsidiary will create, assume, guarantee or otherwise become liable in respect of a Debt.

      “Disqualified Stock” means, with respect to any person, any Capital Stock of that person which by the terms of the Capital Stock — or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable — upon the happening of any event or otherwise:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case on or prior to the Stated Maturity of the series of debt securities.

      “Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, net as reflected in the financial statements of us and our subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Total Assets” as of any date means the sum of (1) our Undepreciated Real Estate Assets and (2) all other assets of ours determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

      “Undepreciated Real Estate Assets” as of any date means the cost — original cost plus capital improvements — of real estate assets of ours and our subsidiaries on that date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

Events of default, notice and waiver

      The following events are events of default with respect to any series of debt securities under the Indenture:

(1) default in the payment of any installment of interest or additional amounts payable on any debt security of the series which continues for 30 days;

(2) default in the payment of the principal — or premium or make-whole amounts, if any — on, any debt security of the series at its maturity;

(3) default in making any sinking fund payment as required for any debt security of the series;

(4) default in the performance of any other of our covenants contained in the Indenture, other than a covenant added to the Indenture solely for the benefit of another series of debt securities issued under the Indenture, continued for 60 days after written notice as provided in the Indenture;

(5) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of or indebtedness or any mortgage, indenture or other instrument under which the indebtedness is issued or by which the indebtedness is secured, the default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of the indebtedness, but only if the indebtedness is not discharged or such acceleration is not rescinded or annulled;

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount, excluding amounts fully covered by insurance, in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts fully covered by insurance, in excess of $10,000,000 for a period of 30 consecutive days;

(7) events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us or any significant subsidiary or for all or substantially all of our or our significant subsidiary’s property; and

(8) any other event of default provided with respect to a particular series of debt securities.

      The term “significant subsidiary” means each of our significant subsidiaries, as defined in Regulation S-X promulgated under the Securities Act of 1933.

      If an event of default under the Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case, unless the principal of all of the outstanding debt securities of that series shall already have become due and payable, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal and the make-whole amount, if any, on, all of the debt securities of that series to be due and payable immediately by written notice to us that payment of the debt securities is due, and to the trustee if given by the holders. If the debt securities of that series are original issue discount securities or indexed securities, the holders of not less than 25% of those securities may declare the portion of the principal as may be specified in the terms of the debt security, along with any make-whole amount, to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences if

(1) we shall have deposited with the trustee all required payments of the principal of — and premium or make-whole amounts, if any — and interest, and any additional amounts, on the debt securities of that series, plus fees, expenses, disbursements and advances of the trustee; and

(2) all events of default, other than the nonpayment of accelerated principal, or specified portion of the principal and the make-whole amount, if any, or interest, with respect to debt securities of that series have been cured or waived as provided in the Indenture.

      The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default:

(1) in the payment of the principal of — or premium or make-whole amounts, if any — or interest or additional amounts payable on any debt security of that series; or

(2) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected the proposed modification or amendment.

      The trustee is required to give notice to the holders of debt securities within 90 days of a default under the Indenture; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of — or premium or make-whole amounts, if any — or interest or additional amounts payable on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series, if the responsible officers of the trustee consider the withholding to be in the interest of the holders.

      The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy which the Indenture provides, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of — and premium or make-whole amounts, if any — interest on, and additional amounts payable with respect to, the debt securities at the respective due dates of the debt securities.

      Subject to provisions in the Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of debt securities then outstanding under the Indenture, unless the holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of that series not joining in the proceeding.

      Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default, if any, and the nature and status of the default.

Modification of the Indenture

      Modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

(1) change the stated maturity of the principal of, or premium or make-whole amounts, if any, or any installment of principal of or interest or additional amounts payable on, any such debt security;

(2) reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amounts payable on redemption of, or any additional amounts payable with respect to, any such debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of the maturity of the security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

(3) change the place of payment, or the coin or currency, for payment of principal of, and premium or make-whole amounts, if any, or interest on, or any additional amounts payable with respect to, any such debt security;

(4) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

(5) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with a provisions of the debt security or defaults and consequences under the Indenture or to reduce the quorum or voting requirements set forth in the Indenture; or

(6) modify any of the provisions relating to modification of the Indenture or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect such action or to provide that other provisions may not be modified or waived without the consent of the holder of the effected debt security.

      The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive our compliance with covenants in the Indenture.

      Modifications and amendments of the Indenture may be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

(1) to evidence the succession of another person to us as obligor under the Indenture;

(2) to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

(3) to add events of default for the benefit of the holders of all or any series of debt securities;

(4) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5) to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior such change which are entitled to the benefit of that provision;

(6) to secure the debt securities;

(7) to establish the form or terms of debt securities of any series and any related coupons;

(8) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the Indenture by more than one trustee;

(9) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, the action shall not adversely affect the interests of holders of debt securities of any series in any material respect;

(10) to close the Indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the Indenture under the Trust Indenture Act of 1939; or

(11) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

      The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of debt securities:

(1) the principal amount of an original issue discount security that will be deemed to be outstanding shall be the amount of the principal of the security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the debt security;

(2) the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for the debt security, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of the debt security of the amount determined as provided in (1) above;

(3) the principal amount of an indexed security that shall be deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to Section 301 of the Indenture; and

(4) debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of the other obligor will be disregarded.

      The Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the Indenture.

      Except for any consent that must be given by the holder of each debt security affected by modifications and amendments of the Indenture, any resolution presented at a meeting or at an adjourned meeting duly reconvened, at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected the action, or of the holders of that series and one or more additional series:

(1) there shall be no minimum quorum requirement for the meeting; and

(2) the principal amount of the outstanding debt securities of that series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

      Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the holders of any or all series of debt securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the specified percentage of holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, the action will become effective when the instrument or instruments are delivered to the trustee. Proof of execution of any instrument or of a writing appointing any the agent will be sufficient for any purpose of the Indenture and, subject to the Indenture provisions relating to the appointment of any such agent, conclusive in favor of the trustee and us, if made in the manner specified above.

Discharge, defeasance and covenant defeasance

      We may discharge various obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or that are scheduled for redemption within one year. The discharge will be completed by irrevocably depositing with the trustee the funds needed to pay the principal, any make-whole amounts, interest and additional amounts payable to the date of deposit or to the date of maturity, as the case may be.

      If the our board of trustees has resolved to incorporate the defeasance provisions into a series of debt securities, we may take either of the following actions with respect to that series of debt securities:

(1) We may elect to defease and be discharged from any and all obligations with respect to that series of debt securities. However, we would continue to be obligated to pay any additional amounts resulting from tax events, assessment or governmental charges with respect to payments on the series of debt securities and the obligations to register the transfer or exchange of the series of debt securities. Additionally, we would remain responsible for replacing temporary or mutilated, destroyed, lost or stolen debt securities, for maintaining an office or agency in respect of the series of debt securities and for holding moneys for payment in trust.

(2) With respect to the series of debt securities, we may elect to effect covenant defeasance and be released from our obligations to fulfill the covenants contained under the heading “— Covenants” in this prospectus. Further, we may elect to be released from our obligations with respect to any other covenant in the Indenture, if our board of trustees has included such a provision in the series of debt securities at the time that they are issued. Once, we have made this election, any omission to comply with these obligations shall not constitute a default or an event of default with respect to the series of debt securities.

In either case, we must irrevocably deposit the needed funds in trust, with the trustee, as described above.

      The trust may only be established if, among other things, we have delivered an opinion of counsel to the trustee. The opinion of counsel shall state that the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series

(1) the holder of a series of debt securities is entitled to and elects to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the debt security or

(2) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made,

the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged. The indebtedness will be satisfied through the payment of the principal of, and premium or any make- whole amount and interest on, the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the holder’s election or the cessation of usage based on the applicable market exchange rate.

      “Conversion event” means the cessation of use of:

(1) a currency, currency unit or composite currency, other than the European Community Unit or other currency unit, both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

(2) the European Community Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

(3) any currency unit or composite currency other than the European Community Unit for the purposes for which it was established.

      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and premium or any make-whole amount and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

      In the event we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, other than the events of default that would no longer be applicable because of the covenant defeasance or an event of default triggered by an event of bankruptcy or other insolvency proceeding, the amount of funds on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of the amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Registration and transfer

      Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the trustee referred to above. In addition, subject to the limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer of the security at the corporate trust office of the trustee referred to above. Every debt security surrendered for registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time designate a transfer agent, in addition to the trustee, with respect to any series of debt securities. If we have designated such a transfer agent or transfer agents, we may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series.

      Neither we nor the trustee will be required to

(1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(2) register the transfer of or exchange any debt security, or portion of security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

(3) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Book-entry procedures

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the series. Global securities, if any, are expected to be deposited with The Depository Trust Company, as depository. Global securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented the global security, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee of the depository to a successor depository or any nominee of the successor.

      The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to the series. Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

      Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depository. The accounts will be designated by the underwriters, dealers or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee, with respect to beneficial interests of participants, and records of participants, with respect to beneficial interests of persons who hold through participants. The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. The limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

      So long as the depository for a global security or its nominee is the registered owner of the global security, the depository or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any the debt securities of the series in definitive form and will not be considered the owners or holders the global security under the Indenture.

      Payments of principal of, any premium or make-whole amounts and any interest on, or any additional amounts payable with respect to, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of us, the trustee, any paying agent or the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that the depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium, make-whole amount or interest in respect of a permanent global security representing any of the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” The payments will be the responsibility of the participants.

      If a depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of the series in exchange for the global security representing the series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global securities and, in the event, will issue individual debt securities of the series in exchange for the global security or securities representing the series of debt securities. Individual debt securities of the series so issued will be issued in denominations and integral multiple of $1,000, unless otherwise specified by us.

No personal liability

      No past, present or future trustee, officer, employee or shareholder of ours or any successor to us will have any liability for any of our obligations under the debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting the debt securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of debt securities.

Trustee

      The Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.

DESCRIPTION OF PREFERRED SHARES

General

      Subject to limitations prescribed by Maryland law and the declaration of trust, the board of trustees is authorized to issue, from the authorized but unissued shares of beneficial interest, preferred shares in series and to establish from time to time the number of preferred shares to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the board of trustees or one of its duly authorized committees. At March 31, 2003, 2,000,000 Series C preferred shares were issued and outstanding and held of record by approximately 4 shareholders, 10,000,000 Series D preferred shares were issued and outstanding and held of record by 92 shareholders and 2,000,000 Series E preferred shares were issued and outstanding and held of record by 10 shareholders.

      Reference is made to the prospectus supplement relating to the series of preferred shares being offered in such prospectus supplement for the specific terms of the series, including:

(1) The title and stated value of the series of preferred shares;

(2) The number of shares of the series of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

(3) The dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the preferred shares of the series;

(4) The date from which dividends on preferred shares of the series shall cumulate, if applicable;

(5) The procedures for any auction and remarketing, if any, for preferred shares of the series;

(6) The provision for a sinking fund, if any, for preferred shares of the series;

(7) The provision for redemption, if applicable, of preferred shares of the series;

(8) Any listing of the series of preferred shares on any securities exchange;

(9) The terms and conditions, if applicable, upon which preferred shares of the series will be convertible into common shares, including the conversion price, or manner of calculating the conversion price;

(10) Whether interests in preferred shares of the series will be represented by global securities;

(11) Any other specific terms, preferences, rights, limitations or restrictions of the series of preferred shares;

(12) A discussion of federal income tax considerations applicable to preferred shares of the series;

(13) The relative ranking and preferences of preferred shares of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(14) Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(15) Any limitations on direct or beneficial ownership and restrictions on transfer of preferred shares of the series, in each case as may be appropriate to preserve our status as a real estate investment trust under the Internal Revenue Code.

Rank

      Unless otherwise specified in the applicable prospectus supplement, the preferred shares of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of common shares, and to all equity securities ranking junior to the series of preferred shares;

•	on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with preferred shares of the series; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to preferred shares of the series.

Dividends

      Holders of preferred shares of each series shall be entitled to receive cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. When and if declared by the board of trustees, dividends shall be payable out of our assets legally available for payment of dividends. Each such dividend shall be payable to holders of record as they appear on our share transfer books on such record dates as shall be fixed by the board of trustees.

      Dividends on any series of the preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are noncumulative, then the holders of the series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment date.

      If preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period unless full dividends, including cumulative dividends if applicable, for the then current dividend period and any past period, if any, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for such payment on the preferred shares of the series. When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per share on the preferred shares of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of the series and the other series of preferred shares bear to each other. The pro rata amount shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

      Except as provided in the immediately preceding paragraph, unless full dividends, including cumulative dividends, if applicable, on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period, and any past period, if any, no dividends shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any other capital shares ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation. Additionally, shares ranking junior to or in parity with the series of preferred shares may not be redeemed, purchased or otherwise acquired for any consideration, except by conversion into or exchange for other capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation. We also may not pay any money or make any money available for a sinking fund for the redemption of junior or parity shares. Notwithstanding the preceding sentences, we may make dividends of common shares or other capital shares ranking junior to the preferred shares of the series of preferred shares, although full dividends may not have been paid or set aside.

      Any dividend payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.

Redemption

      If so provided in the applicable prospectus supplement, the preferred shares of a series will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

      The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares of the series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if the series of preferred shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of capital shares, the terms of the series of preferred shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, preferred shares of the series shall automatically and mandatorily be converted into shares of the applicable capital shares pursuant to conversion provisions specified in the applicable prospectus supplement.

      If full dividends on all preferred shares of any series, including cumulative dividends if applicable, have not been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past dividends, if any, we may not redeem preferred shares of any series unless all outstanding preferred shares of the series are simultaneously redeemed. This shall not prevent, however, the purchase or acquisition of preferred shares of the series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series, and, unless full dividends, including cumulative dividends if applicable, on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past period, if any, we will not purchase or otherwise acquire directly or indirectly any preferred shares of the series, except by conversion into or exchange for capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation.

      If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of preferred shares of the series in proportion to the number of preferred shares of the series held by such holders with adjustments to avoid redemption of fractional shares or by lot in a manner determined by us.

      Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

(1) the redemption date;

(2) the number of shares and series of the preferred shares to be redeemed;

(3) the redemption price;

(4) the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price;

(5) that dividends on the preferred shares to be redeemed will cease to accrue on such redemption date; and

(6) the date upon which the holder’s conversion rights, if any, as to such preferred shares shall terminate.

If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each such holder of the series shall also specify the number of preferred shares to be redeemed from each such holder. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred shares, and all rights of the holders of such preferred shares will terminate, except the right to receive the redemption price.

Liquidation preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to the series of preferred shares in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares of the series will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of the series and the corresponding amounts payable on all shares of other classes or series of capital shares ranking on a parity with preferred shares of the series in the distribution of assets, then the holders of preferred shares of the series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting rights

      Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of preferred shares.

      If six quarterly dividends, whether or not consecutively payable on the preferred shares of the series or any other series of preferred shares ranking on a parity with the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of trustees then constituting the board of trustees will be increased by two, and the holders of preferred shares of the series, voting together as a class with the holders of any other series of shares ranking in parity with such shares, will have the right to elect two additional trustees to serve on the board of trustees at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of the series and other preferred shares ranking in parity with such shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the preferred shares of the series and other preferred shares ranking in parity with such shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

      The approval of two-thirds of the outstanding preferred shares of the series and all other series of preferred shares similarly affected, voting as a single class, is required in order to

(1) amend the declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of the series or other preferred shares ranking in parity with such shares;

(2) enter into a share exchange that affects the preferred shares of the series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each preferred share of the series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the series identical to that of a preferred share of the series, except for changes that do not materially and adversely affect the holders of the preferred shares of the series; or

(3) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of the series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

      However, we may create additional classes of parity shares and other series of preferred shares ranking junior to the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up junior shares, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of the series.

      Except as provided above and as required by law, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets.

Conversion rights

      The terms and conditions, if any, upon which preferred shares of any series are convertible into common shares will be set forth in the applicable prospectus supplement relating to the series. Such terms will include the number of common shares into which the preferred shares of the series are convertible, the conversion price, or manner of calculation of the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares of the series or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares of the series.

Restrictions on ownership

      As discussed below under “Description of Common Shares — Restriction on size of holdings,” for us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of preferred shares will contain various provisions restricting the ownership and transfer of the preferred shares. Except as otherwise described in the applicable prospectus supplement relating to the relevant series of preferred shares, the provisions of each articles supplementary relating to the preferred shares ownership limit will provide, as in the case of the Series C preferred shares, Series D preferred shares and Series E preferred shares ownership restriction similar to the ownership restrictions of the series described below.

      The preferred shares ownership limit provision will provide that, subject to the exceptions contained in such articles supplementary, no person, or persons acting as a group, may beneficially own more than 25% of the series of preferred shares outstanding at any time, except as a result of our redemption of preferred shares. Shares acquired in excess of the preferred shares ownership limit provision must be redeemed by us at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person’s ownership exceeds the limitations due solely to our redemption of preferred shares; provided that thereafter any additional preferred shares acquired by such person shall be excess shares. See “Description of Common Shares — Restriction on size of holdings.” From and after the date of notice of such redemption, the holder of the preferred shares thus redeemed shall cease to be entitled to any distribution, other than distributions declared prior to the date of notice of redemption, voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The preferred shares ownership limit provision may not be waived with respect to some of our affiliates.

      All certificates representing shares of preferred shares will bear a legend referring to the restrictions described above.

DESCRIPTION OF COMMON SHARES

General

      The declaration of trust authorizes us to issue up to 275,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as the board of trustees may create and authorize from time to time. At March 31, 2003, approximately 178,726,859 common shares were issued and outstanding and held of record by approximately 9,834 shareholders.

      The following description sets forth general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement which provides for common shares issuable pursuant to subscription offerings or rights offerings or upon conversion of preferred shares which are offered pursuant to such prospectus supplement and convertible into common shares for no additional consideration. The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the declaration of trust and our bylaws.

      The outstanding common shares are fully paid and, except as set forth below under “— Shareholder liability,” non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. In the event of a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share ratably in our assets remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series C preferred shares, Series D preferred shares and Series E preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The right of holders of the common shares are subject to the rights and preferences established by the board of trustees for the Series C preferred shares, Series D preferred shares and Series E preferred shares and any other series of preferred shares which may subsequently be issued by us. See “Description of Preferred Shares.”

Purchase rights

      On December 7, 1993, the board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to holders of common shares of record at the close of business on December 31, 1993. The holders of any additional common shares issued after such date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each such additional common share. Each purchase right entitles the holder under set circumstances to purchase from us one one-hundredth of a share of Series A junior participating preferred shares, par value $0.01 per share at a price of $40.00 per one one-hundredth of a Series A junior preferred share, subject to adjustment. Purchase rights are exercisable when a person or group of persons acquires 20% or more of the outstanding common shares or announces a tender offer or exchange offer for 25% or more of the outstanding common shares. Under set circumstances, each purchase right entitles the holder to purchase, at the purchase right’s then current exercise price, a number of common shares having a market value of twice the purchase right’s exercise price. The acquisition of ProLogis pursuant to some types of mergers or other business transactions would entitle each holder to purchase, at the purchase right’s then current exercise price, a number of the acquiring company’s common shares having a market value at that time equal to twice the purchase right’s exercise price. The purchase rights held by 20% shareholders would not be exercisable. The purchase rights will expire on December 7, 2003, unless the expiration date of the purchase rights is extended, and are subject to redemption in whole, but not in part, at a price of $0.01 per purchase right payable in cash, shares or any other form of consideration determined by the board of trustees.

Transfer agent

      The transfer agent and registrar for the common shares is EquiServe Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021. The common shares are listed on the New York Stock Exchange under the symbol “PLD.”

Restriction on size of holdings

      The declaration of trust restricts beneficial ownership of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving our real estate investment trust status under the Internal Revenue Code and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares without the prior consent of the board of trustees. For us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of trustees in protecting and preserving our real estate investment trust status under the Internal Revenue Code.

      Excess shares of beneficial interest owned by a person or group of persons in excess of 9.8% of the outstanding shares of beneficial interest, other than, 30% in the case of shareholders who acquired shares prior to our initial public offering, are subject to redemption by us, at our option, upon 30 days’ notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. We may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation. We may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of excess shares. Shareholders are required to disclose, upon demand of the board of trustees, such information with respect to their direct and indirect ownership of shares as the board of trustees deems necessary to comply with the provisions of the Internal Revenue Code pertaining to qualification, for tax purposes, of real estate investment trusts, or to comply with the requirements of any other appropriate taxing authority.

      The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest or to any transaction involving the issuance of shares of beneficial interest in which a majority of the board of trustees determines that our eligibility to qualify as a real estate investment trust for federal income tax purposes will not be jeopardized or our disqualification as a real estate investment trust under the Internal Revenue Code is advantageous to the shareholders. The board of trustees has permitted the shareholders who acquired shares prior to our initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

Trustee liability

      The declaration of trust provides that trustees shall not be individually liable for any obligation or liability incurred by or on our behalf or by trustees for the benefit and on our behalf. Under the declaration of trust and Maryland law governing real estate investment trusts, trustees are not liable to us or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of their duties.

Shareholder liability

      Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ProLogis or the board of trustees. The declaration of trust further provides that we shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that we will reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder’s bad faith, willful misconduct or gross negligence and provided that such shareholder gives us prompt notice of any such claim or liability and permits us to conduct the defense of the shareholder. In addition, we are required to, and as a matter of practice do, insert a clause in our management and other contracts providing that shareholders assume no personal liability for obligations entered into on our behalf. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to our shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

FEDERAL INCOME TAX CONSIDERATIONS

      ProLogis intends to operate in a manner that permits it to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust. The tax consequences of owning debt securities is not summarized in this discussion. Since these provisions are highly technical and complex, each prospective purchaser of debt securities, preferred shares or common shares is urged to consult his, her or its own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

      Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown, Rowe & Maw LLP, counsel to ProLogis, ProLogis has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ended December 31, 1993, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

      This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis’ organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis’ qualification and taxation as a real estate investment trust will depend upon ProLogis’ ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

      In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the “double taxation” at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, entities, such as ProLogis, remain subject to tax in certain circumstances even if they qualify as a real estate investment trust.

      If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated. In addition, ProLogis would not be obligated to make distributions to shareholders.

      ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993, and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis’ operating results.

      The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his, her or its particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

      The following summary applies only to shareholders who hold preferred shares or common shares as capital assets. For purposes of the following summary, a U.S. shareholder is a beneficial owner of preferred shares or common shares that for federal income tax purposes is: a citizen of the United States or an individual who is a resident of the United States, a corporation (or other entity treated as a corporation) created or organized under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to federal income taxation regardless of its source, or a trust, if either it is eligible to elect and has validly elected to continue to be treated as a U.S. person under prior law or a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A foreign shareholder is any shareholder that is not a U.S. shareholder. For federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds stock, the tax treatment of the shareholder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity.

Taxation of ProLogis

General

      In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to federal income tax on that portion of its real estate investment trust taxable income or capital gain that is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

      A real estate investment trust is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by ProLogis.

      Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect ProLogis’ profitability. ProLogis will also be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if ProLogis has net income from the sale or other disposition of “foreclosure property,” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. ProLogis will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of its “taxable REIT subsidiaries” in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a real estate investment trust and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such real estate investment trust. See “— Other Tax Considerations — Investments in taxable REIT subsidiaries.” In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

(1) 85% of its real estate investment trust ordinary income for such year;

(2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

(3) any undistributed taxable income from prior years,

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that ProLogis elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. ProLogis may also be subject to the corporate “alternative minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for federal income tax purposes and for financial reporting purposes.

      In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

Share ownership test

      ProLogis’ shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust.

      In order to ensure compliance with the 50% test, ProLogis has placed restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis’ records. A shareholder failing or refusing to comply with ProLogis’ written demand must submit with his, her or its tax returns a similar statement disclosing the actual ownership of shares of ProLogis’ stock and other information. In addition, ProLogis’ declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of shares of its stock to assure that its qualification as a real estate investment trust will not be compromised.

Asset tests

      At the close of each quarter of ProLogis’ taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be deemed to own a proportionate share of the partnership’s or limited liability company’s assets. First, at least 75% of the value of ProLogis’ total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis’ assets generally may be invested without restriction, ProLogis is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any corporation other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Further, no more than 20% of the value of ProLogis’ total assets may be represented by securities of one or more taxable REIT subsidiaries, and no more than 5% of the value of ProLogis’ total assets may be represented by securities of any non-government issuer other than a taxable REIT subsidiary.

Gross income tests

      There are currently two separate percentage tests relating to the sources of ProLogis’ gross income that must be satisfied for each taxable year. For purposes of these tests, where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be treated as receiving its share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in the hands of ProLogis as it has in the hands of the partnership or limited liability company. The two tests are as follows:

1. The 75% Test. At least 75% of ProLogis’ gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

(1) rents from real property, except as modified below;

(2) interest on obligations secured by mortgages on, or interests in, real property;

(3) gains from the sale or other disposition of non-“dealer property,” which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis’ trade or business;

(4) dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares;

(5) abatements and refunds of real property taxes;

(6) income from the operation, and gain from the sale, of “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

(7) commitment fees received for agreeing to make loans secured by mortgages on real property, or to purchase or lease real property; and

(8) certain qualified temporary investment income attributable to the investment of new capital received by ProLogis in exchange for its shares during the one-year period following the receipt of such capital.

      Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant, unless the tenant is a taxable REIT subsidiary of ProLogis and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an “independent contractor” from whom ProLogis derives no income, except that ProLogis may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation. Furthermore, ProLogis may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

      2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis’ gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to ProLogis under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by ProLogis to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

      For purposes of determining whether ProLogis complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “— Taxation of ProLogis — General.”

      Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

(1) ProLogis’ failure to comply was due to reasonable cause and not due to willful neglect;

(2) ProLogis reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

(3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

      If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

Annual distribution requirements

      In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of ProLogis’ real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, a real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by ProLogis.

      ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis’ real estate investment trust taxable income on the other hand. To avoid any problem with the 90% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

      If ProLogis fails to meet the 90% distribution requirement as a result of an adjustment to ProLogis’ tax return by the Internal Revenue Service, ProLogis may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

Tax aspects of ProLogis’ investments in partnerships

      A portion of ProLogis’ investments are owned through various partnerships. ProLogis will include its proportionate share of each partnership’s income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and the assets held by each partnership for purposes of the real estate investment trust asset tests.

      ProLogis’ interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis’ assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See “— Failure to qualify” below, for a discussion of the effect of ProLogis’ failure to meet such tests. Based on factual representations of ProLogis, in the opinion of Mayer, Brown, Rowe & Maw LLP, under existing federal income tax law and regulations, ProLogis Limited Partnership-I, ProLogis Limited Partnership-II, ProLogis Limited Partnership-III and ProLogis Limited Partnership-IV will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the Internal Revenue Service.

Failure to qualify

      If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

Taxation of ProLogis shareholders

Taxation of U.S. shareholders

      As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis’ U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to ProLogis’ domestic shareholders as ordinary income, except that prior to January 1, 2009, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by ProLogis from non-REIT corporations (such as taxable REIT subsidiaries) or are attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that we distribute less than 100% of ProLogis’ taxable income). Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis’ actual net capital gain for the taxable year, without regard to the period for which the shareholder has held his, her or its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

      In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.

      Gain from the sale or exchange of shares held for more than one year is taxed as long-term capital gain. Net long-term capital gains of non-Corporate taxpayers are taxed at a maximum capital gain rate of 15% for sales or exchanges occurring prior to January 1, 2009 (and 20% for sales or exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 15%(or 20%) capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

      Shareholders of ProLogis should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

Information and reporting and backup withholding

      ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder’s income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

Taxation of tax-exempt shareholders

      The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held real estate investment trust,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

      However, if any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held real estate investment trust” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a “pension-held real estate investment trust” is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

Taxation of foreign shareholders

      Distributions of cash generated by ProLogis’ real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-8BEN with ProLogis or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with ProLogis claiming that the distribution is “effectively connected” income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI or Form W-8BEN beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. A foreign shareholder may seek a refund form the Internal Revenue Service if it is subsequently determined that a distribution was in excess of ProLogis’ current and accumulated earnings and profits.

      Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, (“FIRPTA”). Under FIRPTA, gains are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders. Moreover, gains may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder’s FIRPTA tax liability.

      ProLogis will qualify as a “domestically controlled real estate investment trust” so long as less than 50% in value of its shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.

      The federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

New Tax Legislation

      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Because ProLogis is not generally subject to federal income tax on the portion of its REIT taxable income or capital gains distributed to its shareholders, ProLogis’ distributions generally are not eligible for the new 15% tax rate on dividends. As a result, ProLogis’ ordinary REIT distributions continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends generally applies to:

•	a shareholder’s long-term capital gains, if any, recognized on the disposition of ProLogis shares;

•	ProLogis’ distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

•	ProLogis’ distributions attributable to dividends received by ProLogis from non-REIT corporations, such as taxable REIT subsidiaries; and

•	ProLogis’ distributions to the extent attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income).

Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.

Other Tax Considerations

Investments in taxable REIT subsidiaries

      Several ProLogis subsidiaries have made timely elections to be treated as taxable REIT subsidiaries of ProLogis effective January 1, 2001. ProLogis Development Services Incorporated has elected to be treated as a taxable REIT subsidiary of ProLogis effective March 30, 2001. As taxable REIT subsidiaries of ProLogis, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. ProLogis’ taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of ProLogis is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.

      Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, such as those performed by taxable entities in which ProLogis owns an interest, which cannot be performed directly by real estate investment trusts without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated real estate investment trust that could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust. ProLogis will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Section 482 of the Internal Revenue Code to one of its taxable REIT subsidiaries in order to more clearly reflect income of the taxable REIT subsidiary.

      Under the taxable REIT subsidiary provision, ProLogis and any taxable entity in which ProLogis owns an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” As described above, taxable REIT subsidiary elections have been made for certain entities in which ProLogis owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which ProLogis owns an interest.

Tax on built-in gain

      Pursuant to Notice 88-19, 1988-1 C.B. 486, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

      Since ProLogis has made this election, if during the “recognition period,” being the 10-year period beginning on the first day of the first taxable year for which ProLogis qualifies as a real estate investment trust, ProLogis recognizes gain on the disposition of any asset held by ProLogis as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over ProLogis’ adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because ProLogis acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that ProLogis will pay a substantial corporate-level tax on its built-in gain.

Possible legislative or other actions affecting tax consequences

      Prospective shareholders should recognize that the present federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.

State and local taxes

      ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

Foreign taxes

      Various ProLogis subsidiaries and entities in which ProLogis and its subsidiaries invest may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

      Each prospective purchaser is advised to consult with his, her or its tax advisor regarding the specific tax consequences to him, her or it of the purchase, ownership, and sales of ProLogis debt securities, preferred shares or common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

PLAN OF DISTRIBUTION

      We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

      The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      We may engage Cantor Fitzgerald & Co. and/or Brinson Patrick Securities Corporation to act as our agent for one or more offerings, from time to time, of our common shares. If we reach agreement with Cantor and/or Brinson Patrick with respect to a specific offering, including the number of common shares and any minimum price below which sales may not be made, then Cantor and/or Brinson Patrick, as the case may be, would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such common shares on the agreed terms. Cantor and/or Brinson Patrick, as the case may be, could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. Cantor and/or Brinson Patrick, as applicable, will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, with respect to any sales effected through an “at the market” offering.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.

      If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts. Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

      The consolidated financial statements and schedule of ProLogis (formerly ProLogis Trust) and subsidiaries as of December 31, 2002, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated balance sheet as of December 31, 2001, and the consolidated statements of earnings, shareholders’ equity and comprehensive income and cash flows for each of the two years in the period ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. After reasonable efforts to obtain the consent of Arthur Andersen LLP, we have not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of those reports and to the references to Arthur Andersen LLP in the registration statement of which this prospectus is a part. Pursuant to Rule 437a promulgated under the Securities Act of 1933, we may dispense with the requirement that the consent of Arthur Andersen LLP be filed with the registration statement of which this prospectus is a part. While the extent of any resulting limitations on recovery by investors is unclear, the lack of a currently dated consent could limit the time within which any actions must be brought by investors against Arthur Andersen LLP for liabilities arising under Section 11 of the Securities Act of 1933.

      In its reports, Arthur Andersen LLP states that with respect to specific subsidiaries of ProLogis, its opinion is based on the reports of other public accountants, namely KPMG LLP.

      With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002, incorporated by reference herein, KPMG LLP, independent certified public accountants, have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in ProLogis’ quarterly report on Form 10-Q for the quarter ended March 31, 2003, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

LEGAL MATTERS

      The validity of the offered securities will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.